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                                                                    EXHIBIT 15.1

September 12, 1994

Price/Costco, Inc.:

    We are aware that the Form 10-Q of PriceCostco, Inc. for the quarters ended November 21, 1993, February 13, 1994 and May 8, 1994, which includes our reports dated December 16, 1993, March 21, 1994, and June 6, 1994, respectively, covering the unaudited interim financial information contained in the Registration Statement on Form S-4 and Prospectus of Price Enterprises, Inc. and the Offering Circular of Price/Costco, Inc. has been incorporated therein. Pursuant to Rule 436(c) of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP

Seattle, Washington